                                 EXHIBIT 12 (b)

                              METRIS COMPANIES INC.
   COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                               Year Ended December 31,
                                                               -----------------------
                                                                  2001       2000     1999         1998      1997        1996
                                                                  ----       ----     ----         ----      ----        ----
Earnings before income taxes, extraordinary loss and
     cumulative effect of accounting changes: (1)               $421,868   $322,911   $191,316   $ 93,248   $ 61,883    $ 32,546

Preferred dividend requirement                                  $ 34,771   $ 31,624   $ 24,586   $  1,100   $     --    $     --
Ratio of earnings before tax expense to net income                  1.62       1.63       1.66       1.63         --          --
                                                                --------   --------   --------   --------   --------    --------
Preferred dividends (2)                                         $ 56,356   $ 51,421   $ 40,773   $  1,789   $     --    $     --

Fixed Charges: (1)
     Interest on indebtedness, and
       amortization of debt expense                              166,280    133,006     55,841     30,513     11,951       4,106
     Interest factor of rental expense                             7,274      6,023      3,706      2,134      1,313         378
                                                                --------   --------   --------   --------   --------    --------
                                                                 173,554    139,029     59,547     32,647     13,264       4,484
                                                                --------   --------   --------   --------   --------    --------
     Total fixed charges and preferred dividends                 229,908    190,450    100,320     34,436     13,264       4,484
                                                                --------   --------   --------   --------   --------    --------
Total available earnings                                        $595,422   $461,940   $250,863   $125,895   $ 75,147    $ 37,030
                                                                ========   ========   ========   ========   ========    ========
Ratio of earnings to fixed charges and preferred dividends          2.59       2.43       2.50       3.66       5.67        8.26

(1) As defined in Item 503(d) of Regulation S-K.

(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements